EXHIBIT 99B.3

CONSOLIDATED STATEMENTS OF                            U S WEST, Inc.
INCOME (UNAUDITED)
                                          Year Ended
Dollars in millions,                     December 31,         %
except per share amounts              1994         1993     Change
- - --------------------------------  ----------   ---------- ----------
SALES AND OTHER REVENUES             $10,953      $10,294       6.4

EXPENSES
Employee-related costs                 3,779        3,584       5.4
Other operating expenses               2,203        2,065       6.7
Taxes other than income taxes            412          417      (1.2)
Restructuring charge                      -         1,000        -
Depreciation and amortization          2,052        1,955       5.0
Interest expense                         442          439       0.7
Equity losses in unconsolidated
  ventures                               121           74      63.5
Gains on sales of assets:
  Partial sale of joint venture
    interest (TeleWest
      Communications)                    164           -         -
  Paging assets                           68           -         -
  Rural telephone exchanges               82           -         -
Other income (expense) - net              25          (15)       -
                                  ----------   ---------- ----------
Income from continuing operations
 before income taxes                   2,283          745        -

Provision for income taxes               857          269        -
                                  ----------   ---------- ----------
Income from continuing
  operations                           1,426          476        -

Discontinued operations - net             -           (82)       -

Extraordinary items:
 Discontinuance of SFAS No. 71,
   net of tax                             -        (3,123)       -
 Early extinguishment of debt,
   net of tax                             -           (77)       -
                                  ----------   ---------- ----------
NET INCOME (LOSS)                     $1,426      ($2,806)       -
                                  ==========   ========== ==========

Average common shares
  outstanding (thousands)            453,316      419,365       8.1
                                  ==========   ========== ==========

<F1>
Note: Certain reclassifications within the financial statements have been made to conform to the current year presentation.

CONSOLIDATED STATEMENTS OF                            U S WEST, Inc.
INCOME (UNAUDITED)
                                          Year Ended
                                         December 31,         %
                                      1994         1993     Change
- - --------------------------------  ----------   ---------- ----------
Earnings (loss) per common share:
 Continuing operations                $3.14        $1.13      -
 Discontinued operations - net          -          (0.19)     -
 Extraordinary items:
  Discontinuance of SFAS No. 71         -          (7.45)     -
  Early extinguishment of debt          -          (0.18)     -
                                  ----------   ---------- ----------
EARNINGS (LOSS) PER COMMON SHARE      $3.14       ($6.69)     -
                                  ==========   ========== ==========